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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ORIGEN FINANCIAL, INC

(Name of Registrant as Specified In Its Charter)

ORIGEN FINANCIAL, INC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORIGEN FINANCIAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 22, 2004

To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Origen Financial, Inc. (the “Company”) will be held at the Birmingham Community House, 380 South Bates, Birmingham, Michigan 48009, on Thursday, July 22, 2004, at 10:00 a.m., local time, for the following purposes:

(1)	To elect six directors to serve until the Annual Meeting of Stockholders to be held in 2005 or until their successors shall have been duly elected and qualified; and

(2)	To transact such other business as may properly come before the meeting.

     A proxy statement containing information relevant to the Annual Meeting appears on the following pages.

     Only holders of Common Stock of record at the close of business on June 18, 2004, are entitled to notice of and to vote at the meeting or any adjournments.

     If you do not plan to attend the meeting and you wish to vote in accordance with the Board of Director’s recommendations, it is not necessary to specify your choices; merely sign, date, and return the enclosed Proxy Card. If you attend the meeting, you may withdraw your Proxy and vote your own shares.

By Order of the Board of Directors

W. ANDERSON GEATER, JR.
Secretary

Dated: June 23, 2004

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

PROXIES AND SOLICITATIONS
TIME AND PLACE OF MEETING
VOTING RIGHTS AND PRINCIPAL HOLDERS OF VOTING SECURITIES
INCORPORATION BY REFERENCE
ANNUAL REPORT
STOCKHOLDERS’ PROPOSALS
ELECTION OF DIRECTORS
MANAGEMENT AND COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES TABLE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
GENERAL INFORMATION
Appendix A
ORIGEN FINANCIAL, INC. AUDIT COMMITTEE GUIDELINES

ORIGEN FINANCIAL, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 22, 2004

PROXIES AND SOLICITATIONS

     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Origen Financial, Inc. (“Origen”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments. If it is received in time for the Annual Meeting and has not been revoked in accordance with the instructions set forth herein, the shares represented by a valid proxy will be voted in accordance with the specifications, if any, contained in such executed proxy. If no instructions are given, proxies will be voted: (a) FOR election of the six nominees for the Board; and (b) at the discretion of Ronald A. Klein and W. Anderson Geater, Jr., the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. A proxy executed in the enclosed form may be revoked by the person signing it at any time before it is exercised. Proxies may be revoked by filing with Origen’s Secretary, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

     In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegram, by directors, officers and employees of Origen. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Origen’s common stock (the “Common Stock”) held of record by such persons, and Origen may reimburse such persons for reasonable out-of-pocket expenses incurred in forwarding material. Origen anticipates that fees and expenses for the foregoing parties will not exceed $1,000. Origen will bear the costs of all proxy solicitation.

     Origen’s executive offices are located at 27777 Franklin Road, Suite 1700, Southfield, Michigan 48034. The approximate date of mailing of this proxy statement and the enclosed proxy materials to Origen’s stockholders is June 23, 2004.

TIME AND PLACE OF MEETING

     The Annual Meeting will be held at the Birmingham Community House, 380 South Bates, Birmingham, Michigan 48009, on Thursday, July 22, 2004, at 10 a.m., local time. This meeting was scheduled as soon as practicable after our initial public offering, which we completed on May 11, 2004. We expect to hold the 2005 annual meeting and subsequent annual meetings in May or June.

VOTING RIGHTS AND
PRINCIPAL HOLDERS OF VOTING SECURITIES

     Only stockholders of record at the close of business on June 18, 2004 are entitled to notice of and to vote at the Annual Meeting or at any adjournments. As of that date, Origen had 25,118,400 shares of Common Stock issued, outstanding and entitled to vote held by approximately 68 holders of record. Each outstanding share entitles the record holder to one vote. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

     If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the Nasdaq Stock Market (“Nasdaq”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. The election of directors is considered a routine matter. Shares held by brokers as to which voting instructions have not been received from the beneficial owners with respect to non-routine matters are referred to as “broker non-votes.” We encourage you to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

     The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

     With respect to the election of directors, the directors will be elected by a plurality of all votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes as to the election of directors will have no effect on the results of the vote.

     If there is not a quorum at the Annual Meeting, the chairman of the Annual Meeting may adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the stockholders, other than an announcement at the prior adjournment of the Annual Meeting, within 30 days after the record date, and a quorum must be present at such reconvened Annual Meeting.

     Information concerning principal holders of our Common Stock is discussed under “Security Ownership of Certain Beneficial Owners and Management.”

INCORPORATION BY REFERENCE

     To the extent this proxy statement will be specifically incorporated by reference into any filing by Origen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the sections of this proxy statement entitled “Report of the Audit Committee,” and “Report of the Compensation Committee on Executive Compensation” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ANNUAL REPORT

     Stockholders are concurrently being furnished with a copy of Origen’s 2003 Annual Report which contains its audited financial statements as of December 31, 2003. We will provide additional copies of the 2003 Annual Report to each person solicited by this Proxy Statement without charge, upon written request to Origen Financial, Inc., 27777 Franklin Road, Suite 1700, Southfield, Michigan 48034.

STOCKHOLDERS’ PROPOSALS

     Any and all stockholder proposals for inclusion in the proxy materials for Origen’s next Annual Meeting of Stockholders must comply with the rules and regulations promulgated under the Exchange Act and must be received by Origen, at its offices at 27777 Franklin Road, Suite 1700, Southfield, Michigan 48034, not later than February 21, 2005, provided, however, that if the next Annual Meeting is held more than 30 days before or after July 22, 2005, the deadline for stockholder proposals will be a reasonable time before we begin to print and mail our proxy materials for the next Annual Meeting. All stockholder proposals should be addressed to Origen’s Secretary.

ELECTION OF DIRECTORS

     The first matter to be considered at the Annual Meeting will be the election of six directors. It is proposed that these positions be filled by persons nominated to the Board by management. Each director shall be elected by a plurality of the votes cast at the Annual Meeting. Therefore, if a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Proxies will be tabulated by Origen’s transfer agent. The Inspector of Elections appointed at the Annual Meeting will then combine the proxy votes with the votes cast at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until the Annual Meeting of Stockholders to be held in 2005 or until his successor is duly elected and qualified. In the absence of directions to the contrary, proxies will be voted in favor of the election of the nominees listed below.

     If any of the nominees named below are unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in accordance with their best judgment. Management has no present knowledge that any of the persons named will be unavailable to serve. In any event, the enclosed proxy can be voted for only the six nominees named in this proxy statement or their substitutes.

     THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

     The following list identifies each incumbent director and nominee for election to the Board at the Annual Meeting and describes each person’s principal occupation for the past five years. Each of the directors has served continuously from the date of his election to the present time.

Name	Age	Office
Paul A. Halpern	51	Chairman of the Board
Ronald A. Klein	46	Chief Executive Officer and Director
Richard H. Rogel	55	Director
Gary A. Shiffman	50	Director
Michael J. Wechsler	64	Director
James A. Williams	62	Director

     Paul A. Halpern. Mr. Halpern has been our Chairman of the Board since August 2003. He is a member of the Audit Committee and the Nominating and Governance Committee and an alternate member of the Executive Committee. From January 2002 until December 2003, Mr. Halpern was a manager of Origen Financial L.L.C., which we acquired in October 2003. Mr. Halpern is currently the manager of Woodward Holding, LLC, one of our stockholders. Mr. Halpern has also served as Vice President of Operations of Guardian Energy Management Corp., an oil and gas exploration and production company, which is a subsidiary of Guardian Industries Corp., a glass manufacturing corporation, since 1990. In addition, Mr. Halpern has served as Associate Tax Counsel of Guardian Industries Corp. since 1988. From 1979 through 1988, Mr. Halpern was employed in various capacities by both McDermott Incorporated and McDermott International, Inc. (collectively, “McDermott”), with his last position as Tax Director for McDermott Incorporated. Before joining McDermott, Mr. Halpern worked in the tax department of the public accounting firm of Alexander Grant & Company.

     Ronald A. Klein. Mr. Klein has served as our Chief Executive Officer since August 2003. He is a member of the Executive Committee. Mr. Klein joined Origen Financial L.L.C.’s predecessor in February 1999. Since 1999, Mr. Klein has served as a director and as Chief Executive Officer and President of Bingham Financial Services Corporation (“Bingham”), a predecessor of Origen Financial L.L.C. that was dissolved in January 2004. In addition, he has served as the Managing Director of Equity Growth L.L.C., a private real estate investment company since 1994. From 1990 to 1994, Mr. Klein served as Executive Vice President of Alaron Inc., an international distributor of consumer electronics. Prior to joining Alaron Inc., Mr. Klein was a member of the Chicago Board Options Exchange since 1985. Mr. Klein has also served as the Managing Director of a financial derivatives trading firm and, before 1985, he was in the private practice of law.

     Richard H. Rogel. Mr. Rogel has been one of our directors since August 2003. He is the Chairman of the Audit Committee and a member of the Compensation Committee and the Executive Committee. Mr. Rogel has been a director of CoolSavings, Inc., a publicly-traded online direct marketing and media company, since 1996, has served as its Chairman of the Board since July 2001 and has been the Chairman of its audit committee since June 1998. In 1982, Mr. Rogel founded Preferred Provider Organization of Michigan, Inc., a preferred provider organization, and served as its Chairman from its inception until it was sold in 1997. Mr. Rogel is the President of the University of Michigan Alumni Association, chairs the University of Michigan’s Business School Development Advisory Board and serves on other boards of the University.

     Gary A. Shiffman. Mr. Shiffman has been one of our directors since August 2003. Mr. Shiffman was a manager of Origen Financial L.L.C. from its formation in 2001 until December 2003. Mr. Shiffman has served as Chief Executive Officer and as a director of Sun Communities since 1994, and as Chairman of the Board and President of Sun Communities, Inc. (“Sun Communities”), a publicly held REIT with its stock traded on the New York Stock Exchange, since March 2000.

     Michael J. Wechsler. Mr.Wechsler has been one of our directors since August 2003. He is a member of the Compensation Committee and the Nominating and Governance Committee and an alternate member of the Executive Committee. Mr. Wechsler has served as Executive Vice President, Credit of CharterMac since October 2003. CharterMac is a publicly traded real estate financial services company. It is one of the largest owners of multi-family housing in the United States and is one of the country’s largest investors in Low Income Housing Tax Credits. Mr. Wechsler served as Chief Operating Officer of the Related Companies, LP, a major developer of multifamily affordable housing nationwide, from 1987 until 1997 and as Chief Credit Officer of Related from 1997 until 2003. Prior to joining the Related Companies, LP, he held various positions in the Real Estate Division of Chemical Bank for over twenty years. His last position was Senior Vice President and Managing Director, with overall responsibility for the Real Estate Division’s administration and lending activities in 25 states and New York City.

     James A. Williams. Mr. Williams has been one of our directors since August 2003. He is the Chairman of the Compensation Committee and a member of the Audit Committee, the Executive Committee and the Nominating and Governance Committee. From 2001 until it was acquired in October 2003, Mr. Williams served as a director of Chateau Communities, Inc., a publicly-traded equity real estate investment trust and an owner/manager of manufactured home communities. Mr. Williams has been a director of Standard Federal Bank and LaSalle Bank Corporation since 2001 and has served on LaSalle’s audit committee since 2001. Mr. Williams has been a partner with Williams, Williams, Ruby & Plunkett, P.C., a Michigan-based law firm, since he founded the firm in 1972. He also currently serves as Managing General Partner of Jamison Management Company, which operates manufactured housing developments. Mr. Williams is the chairman of the Henry Ford Hospital of West Bloomfield, Michigan, and former chairman of the Michigan National Corporation.

     To the best of Origen’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest, adverse to Origen. To the best of Origen’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

Board of Directors and Committees

     The Board met twice during 2003 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors attended at least 75% of the meetings of the Board and each committee on which they served.

     Several important functions of the Board may be performed by committees that are comprised of members of the Board. Origen’s Bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee under the “Investors” section of our website at www.origenfinancial.com.

     The Audit Committee operates pursuant to a charter that was approved by the Board in January 2004, which is attached as Appendix A to this proxy statement. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of Origen’s independent accountants, (2) reviews with Origen’s independent accountants the scope and results of the audit engagement, (3) approves professional services provided by Origen’s independent accountants, and (4) reviews the independence of Origen’s independent accountants. The current members of the Audit Committee are Messrs. Rogel (Chairman), Halpern and Williams, all of whom are “independent” as that term is defined in the rules of the SEC and applicable Nasdaq rules. The Audit Committee held one formal meeting and several informal meetings during the fiscal year ended December 31, 2003. The Board has determined that each of Messrs. Halpern and Rogel are “audit committee financial experts,” as defined by SEC rules. See “Report of the Audit Committee.”

     The Compensation Committee operates pursuant to a charter that was approved by the Board in March 2004. The Compensation Committee, among other functions, (1) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of such goals and objectives, and determines and approves the compensation of the Chief Executive Officer based on these evaluations, (2) approves the compensation of Origen’s other executive officers, and (3) oversees Origen’s incentive-compensation plans and equity-based plans. The current members of the Compensation Committee are Messrs. Williams (Chairman), Wechsler and Rogel, all of whom are independent directors under the Nasdaq rules. Given the shortness of our fiscal year ended December 31, 2003, the Compensation Committee did not hold any formal meetings during that period. Instead the entire Board performed the function of the Compensation Committee during that period.

     The Nominating and Governance Committee operates pursuant to a charter that was approved by the Board in March 2004. The Nominating and Governance Committee, among other functions, is responsible for to (a) developing and monitoring our corporate governance principles; (b) assisting the Board in identifying individuals qualified to become members of the Board and members of its various committees, consistent with criteria approved by the Board; (c) selecting the director nominees for each annual meeting of stockholders and the committee nominees; and (d) overseeing the evaluation of the Board and management. The current members of the Nominating and Governance Committee are Messrs. Halpern, Wechsler and Williams, all of whom are independent under the Nasdaq rules. The Nominating and Governance Committee is currently in the process of establishing a policy with regard to the consideration of director candidates recommended by stockholders. Given the shortness of our fiscal year ended December 31, 2003, the Nominating and Governance Committee did not hold any formal meetings during that period.

     The Executive Committee was established to exercise certain enumerated powers and duties of the Board between regular Board meetings. The Executive Committee has the authority to approve the following actions: (1) the acquisition and sale of loans and loan portfolios; (2) financing transactions; and (3) the securitization of loans and loan portfolios. The current members of the Executive Committee are Messrs. Williams, Rogel and Klein. Messrs. Wechsler and Halpern serve as alternate members in the case of an absence of one of the regular Executive Committee members. The Executive Committee did not hold any formal meetings during the fiscal year ended December 31, 2003. Given the shortness of our fiscal year ended December 31, 2003, the Executive Committee did not hold any formal meetings during that period. Instead the entire Board performed the function of the Compensation Committee during that period.

Communications with the Board

     If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Origen Financial, Inc.], 27777 Franklin Road, Suite 1700, Southfield, MI 48034.

     If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of Origen Financial, Inc., 27777 Franklin Road, Suite 1700, Southfield, MI 48034. You are welcome to make any such report anonymously but Origen prefers that you identify yourself so that Origen may contact you for additional information if necessary or appropriate.

     If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Origen Financial, Inc., 27777 Franklin Road, Suite 1700, Southfield, MI 48034.

     Origen recommends that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by Origen will be forwarded promptly to the addressee(s).

Independence of Non-Employee Directors

     The Nasdaq rules require that a majority of the Board consist of members who are independent. There are different measures of director independence under Nasdaq rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board has reviewed information about each of Origen’s non-employee directors and determined that Messrs. Halpern, Rogel, Williams and Wechsler are independent directors.

Report of the Audit Committee

     The Board maintains an Audit Committee comprised of three of Origen’s directors. The directors who serve on the Audit Committee are all “independent” for purposes of the Nasdaq Stock Market listing standards and applicable Exchange Act rules. The Audit Committee held one formal meeting and several informal meetings during the 2003 fiscal year.

     In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of Origen. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, Origen’s independent auditors, for the fiscal year ended December 31, 2003;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards); and

•	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Origen’s Registration Statement on Form S-11, as filed with the Securities and Exchange Commission on February 5, 2004.

     The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP’s for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,
Members of the Audit Committee:
Richard H. Rogel
Paul A. Halpern
James A. Williams

MANAGEMENT AND COMPENSATION

Executive Officers

     The persons listed below are the current executive officers of Origen. Each is annually appointed by, and serves at the pleasure of, the Board.

Name	Age	Office
Ronald A. Klein.	46	Chief Executive Officer and Director
J. Peter Scherer.	54	President and Head of Operations
W. Anderson Geater, Jr.	56	Chief Financial Officer and Secretary
Mark Landschulz.	39	Executive Vice President of Portfolio Management
O. Douglas Burdett.	54	Executive Vice President, Manager of Loan Servicing
Paul Galaspie.	42	Senior Vice President and Chief Information Officer
David M. Rand.	42	Senior Vice President, Sales and Marketing
Benton Sergi.	42	Senior Vice President, Operations

       Background information for Mr. Klein is provided under “Election of Directors,” above.

     J. Peter Scherer. Mr. Scherer has served as our President and Head of Operations since August 2003. Mr. Scherer joined Origen Financial L.L.C.’s predecessor in December 1999. Since October 1999, Mr. Scherer has served as Chief Operating Officer of Bingham. From 1984 through 1998, Mr. Scherer served in various capacities at The Taubman Company, including most recently as Senior Vice President and chairman of the asset management group. From 1976 to 1980 and from 1980 to 1984, he was an attorney with American Motors Corporation and Volkswagen of America, Inc., respectively. Prior to joining American Motors Corporation, Mr. Scherer was engaged in the private practice of law.

     W. Anderson Geater, Jr. Mr. Geater has served as our Chief Financial Officer since August 2003 and as our Secretary since January 2004. Mr. Geater joined Origen Financial L.L.C.’s predecessor in April 2000. Since April 2000, Mr. Geater has served as Chief Financial Officer and Treasurer of Bingham. From April 1994 through April 2000, Mr. Geater served as Chief Financial Officer and Chief Administrative Officer of Univest Financial Services Holdings, LLC and Central Park Capital, LLC. He also served as Chief Operating Officer of First Mortgage Strategies Group, Inc. from 1991 to 1993, and as Director of Financial Services for Pannell Kerr Forster, a public accounting firm from 1990 to 1991. From 1975 to 1990, Mr. Geater served as Executive Vice President and Chief Financial Officer of Leader Federal Bank for Savings. Prior to joining Leader Federal Bank for Savings, Mr. Geater was an audit supervisor with the public accounting firm of KPMG Peat Marwick.

     Mark Landschulz. Mr. Landschulz has served as our Executive Vice President of Portfolio Management since August 2003. Mr. Landschulz joined Origen Financial L.L.C.’s predecessor in February 2000 as its Executive Vice President of Portfolio Management. From 1997 to 2000, Mr. Landschulz was the founding principal of Landworks Enterprises, a private consulting practice. Prior to founding Landworks Enterprises, Mr. Landschulz served as Senior Vice President for Knutson Mortgage Corporation from April 1996 to December 1996. From February 1990 to April 1996, Mr. Landschulz served as a director and Vice President of GE Capital Mortgage. From 1988 to 1990, he served as Chief Financial Officer of a Fannie Mae approved seller/servicer, regional mortgage banking firm.

     O. Douglas Burdett. Mr. Burdett has served as our Executive Vice President, Manager of Loan Servicing since August 2003. He joined Origen Financial L.L.C. as its Executive Vice President, Manager of Loan Servicing in May 2002. From July 1999 to April 2002, Mr. Burdett served as Vice President, National Asset Manager of CitiFinancial Associates Housing Finance and led its manufactured housing loan servicing operation. From December 1997 to July 1999, he was employed by First Union Bank as Director and Asset Manager for The Money Store. From 1972 through 1997, Mr. Burdett was employed by GE Capital Corporation, where he led its customer service, loss mitigation and default groups in a number of business units ranging from consumer and mortgage as Vice President GE Capital Mortgage to commercial and government services as Senior Vice President GE Asset Management.

     Paul Galaspie. Mr. Galaspie has served as our Senior Vice President and Chief Information Officer since August 2003. Mr. Galaspie joined the predecessor of Origen Financial L.L.C. in March 1994, and served in various capacities, including as Senior Vice President and Chief Information Officer. Beginning in March 1994, Mr. Galaspie served in various capacities for Origen Financial L.L.C.’s predecessors, including as a Senior Programmer Analyst for Saxon Mortgage Funding Corp. Prior to March 1994, Mr. Galaspie worked for PSA, a national photographic retailer, in their marketing department as a programmer/analyst.

     David M. Rand. Mr. Rand has served as our Senior Vice President, Sales and Marketing since August 2003. Mr. Rand joined the predecessor of Origen Financial L.L.C. in June 1998, and served in various capacities, including as Senior Vice President — Marketing and Business Development. Prior to joining the predecessor of Origen Financial L.L.C., he was employed by Associates First Capital Corporation as Vice President — New Business/Product Development from April 1996 to June 1998, and as Director — Corporate Training from November 1993 to April 1996. Prior thereto, Mr. Rand held various positions with General Electric Capital Corporation.

     Benton Sergi. Mr. Sergi has served as our Senior Vice President, Operations since August 2003. He joined Origen Financial L.L.C. in the same position in June 2003. From April 2002 to June 2003, Mr. Sergi served as Executive Vice President, National Sales and Operations of HomePride Finance Corp, a subsidiary of Champion Enterprises, Inc. He also served as Senior Vice President of Sales and Operations of CIT Group, from 1997 to 2002, and held various positions with Key Bank USA, NA in its sales finance division from 1987 to 1997. Prior to joining Key Bank USA, NA, Mr. Sergi was employed by The Midwest Bank & Trust Company in its installment loan and credit card sales departments.

     To the best of Origen’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years.

Executive Compensation

     The following table summarizes the compensation we paid to our Chief Executive Officer and each of our four other highest paid executive officers (the “Named Executive Officers”) during the period from October 8, 2003 (when we began operations) through December 31, 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
				Restricted		Securities
			Other Annual	Stock		Underlying
Name and Principal Position	Salary(1)	Bonus(2)	Compensation(3)	Awards		Options
Ronald A. Klein Chief Executive Officer	$90,602	$280,040	$9,935	$1,100,000	(4)	25,000

W. Anderson Geater, Jr. Chief Financial Officer	$47,323	$151,494	$9,962	$200,000	(5)	15,000

J. Peter Scherer President and Head of Operations	$47,323	$151,494	$9,661	$200,000	(5)	15,000

Mark Landschulz Executive Vice President of Portfolio Management	$43,852	$140,409	$9,059	$200,000	(5)	15,000

Benton Sergi Senior Vice President, Operations	$42,125	$36,807	$4,522	—		—

(1)	Annual base salaries for Messrs. Klein, Geater, Scherer and Landschulz are set forth below under “Employment Agreements.” Mr. Sergi’s annual base salary is $185,000.

(2)	Bonuses paid are with respect to the executive officers’ employment by us and Origen Financial L.L.C. during the twelve months ended December 31, 2003.

(3)	These amounts consist of (i) disability insurance premiums of $481 for Mr. Klein, $776 for Mr. Geater, $831 for Mr. Scherer and $276 for Mr. Landschulz; (ii) long term care premiums of $756 for Mr. Klein, $872 for Mr. Geater, $753 for Mr. Scherer, and $603 for Mr. Landschulz; (iii) group medical insurance premiums of $713 for each of Messrs. Klein, Geater, Scherer and Landschulz; and (iv) split-dollar whole life insurance premiums of $7,985 for Mr. Klein, $7,601 for Mr. Geater, $7,364 for Mr. Scherer, $7,467 for Mr. Landschulz and $4,522 for Mr. Sergi, in each case pro rated for the period October 8, 2003 through December 31, 2003. We pre-paid the annual premiums for the split-dollar whole life insurance for 2004 in November 2003. The annual premiums for these policies are $34,700 for Mr. Klein, $33,030 for Mr. Scherer, $32,000 for Mr. Geater, $32,450 for Mr. Landschulz and $19,650 for Mr. Sergi. These policies are owned by us and are intended to provide key man insurance benefits to us, and the cash build-up in the policies is intended to fund the payment of benefits under our capital accumulation plan described below.

(4)	Mr. Klein was granted a restricted share award of 60,000 shares on October 8, 2003, which vested on April 8, 2004. Mr. Klein was also granted a restricted share award of 50,000 shares on October 8, 2003. 33 1/3% of this award vested on May 5, 2004. An additional 33 1/3% will vest on May 4, 2005 and May 5, 2006. Distributions on the shares of restricted stock will be paid to Mr. Klein.

(5)	Each of Messrs. Geater, Scherer and Landschulz was granted a restricted share award of 20,000 shares on October 8, 2003. 33 1/3% of these awards vested on May 5, 2004. An additional 33 1/3% will vest on May 5, 2005 and May 5, 2006. Distributions on the shares of restricted stock will be paid to the applicable holder of the restricted stock

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation paid in excess of $1,000,000 for any fiscal year to the company’s chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 annual maximum paid to these executive officers must be “performance-based” compensation, as determined under Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and nonqualified benefits. While it is our intention to structure compensation so that it satisfies the “performance-based” compensation requirements under Section 162(m) to the fullest extent possible, if we become subject to the provisions of Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Section 162(m).

     We have adopted a non-qualified capital accumulation plan that provides supplemental compensation to certain executive officers and employees on a deferred basis. We have the discretion to select which employees will be eligible to participate in the plan. The plan is intended to attract and maintain qualified individuals in key positions. The deferred compensation under the plan vests over a ten-year period, with the first 30% vesting beginning on the third anniversary of the employee’s participation in the plan, and the remainder vesting at a rate of 10% per year, until the tenth anniversary of the employee’s participation in the plan. The deferred compensation is paid to the employee, in a lump sum, following the tenth anniversary of the participant’s enrollment in the plan. If a participant’s employment is terminated for any reason after the third anniversary, but before the tenth anniversary, of his or her enrollment in the plan, we will pay the participant his or her vested portion of the deferred compensation, in a lump sum, following the tenth anniversary of his or her enrollment in the plan. If a participant dies before he or she has been enrolled in the plan for ten years, we have no obligation to pay any amount to the participant or the participant’s beneficiaries. The following table sets forth the compensation payable to our named executive officers under the capital accumulation plan.

Compensation Payable
Named Executive Officer	Under Capital Accumulation Plan
Ronald A. Klein	$400,000
W. Anderson Geater, Jr.	$400,000
J. Peter Scherer	$400,000
Mark W. Landschulz	$400,000
Benton Sergi	$225,000

     We have adopted a split-dollar life insurance plan that, through individual life insurance policies, provides death benefits to a participant’s beneficiaries and coordinates with the capital accumulation plan described above. Under the split-dollar plan, we are the sole owner of each life insurance policy and pay all premiums due under the policies. Upon a participant’s death, a portion of the death benefit is paid to the participant’s designated beneficiary and a portion of the death benefit is paid to us. It is intended that the policies under the split-dollar plan provide key man insurance benefits to us, and the cash build-up in the policies is intended to fund the payment of benefits under our capital accumulation plan described above. Participation in the split-dollar plan terminates upon the earlier of a participant’s death or the tenth anniversary of a participant’s enrollment in our capital accumulation plan described above. In addition, the split-dollar plan will terminate, as to all participants, upon the total cessation of our business, if we file for bankruptcy, are put into receivership or upon our dissolution. Upon the plan’s termination, participants have the right to acquire the life insurance policy from us for the then current cash surrender value of the policy.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information describing the stock options we have granted to our Named Executive Officers in 2003. The table also lists potential realizable values of such options on the basis of assumed annual compounded share appreciation rates of 5% and 10% over the life of the options.

					Potential
					Realizable Value at
					Assumed Annual
		% of Total			Rates of Share
		Options			Price Appreciation
	Number of Securities Underlying Options	Granted to Employees in	Exercise or Base	Expiration	for Option Term
Name of Grantee	Granted(1)	Fiscal Year	Price Per Share	Date(2)	5%(3)	10%(3)
	(In thousands)
Ronald A. Klein	25,000	35.8%	$10.00	October 8, 2013	$157,200	$398,400
J. Peter Scherer	15,000	21.4%	$10.00	October 8, 2013	$94,320	$239,040
W. Anderson Geater, Jr.	15,000	21.4%	$10.00	October 8, 2013	$94,320	$239,040
Mark Landschulz	15,000	21.4%	$10.00	October 8, 2013	$94,320	$239,040

(1)	33 1/3% of the options became exercisable on May 5, 2004. An additional 33 1/3% of each award will vest on each of May 5, 2005 and May 5, 2006.

(2)	The expiration date of the options will be 10 years after the date of the grant.

(3)	The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% from the date of grant to the expiration date of the options.

AGGREGATED OPTION EXERCISES AND
FISCAL YEAR-END OPTION VALUES TABLE

     The following table contains information concerning option holdings with respect to each of the Named Executive Officers. None of these officers exercised any options during 2003.

			Number of Securities
			Underlying Unexercised
			Options at
			Fiscal Year-End(1)
	Shares Acquired
Name of Grantee	on Exercise	Value Realized	Exercisable	Unexercisable
Ronald A. Klein	—	—	—	25,000
J. Peter Scherer	—	—	—	15,000
W. Anderson Geater, Jr	—	—	—	15,000
Mark Landschulz	—	—	—	15,000

(1)	None of the options were in-the-money as of December 31, 2003.

Report of the Compensation Committee on Executive Compensation

     Policy of Executive Officer Compensation

     The executive compensation program is administered by the Compensation Committee of the Board, which is currently comprised of Messrs. Williams, Wechsler and Rogel. None of the members of the Compensation Committee are employees of Origen and each of them is an independent director for purposes of the requirements of the Nasdaq rules. The executive compensation program supports Origen’s commitment to providing superior stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to Origen, and to accomplish Origen’s short and long term objectives. The Committee attempts to structure a compensation program for Origen that will reward its top executives with bonuses and stock and option awards upon attainment of specified goals and objectives while striving to maintain salaries at reasonably competitive levels. The Committee reviews the compensation (including salaries, bonuses and stock options) of Origen’s Chairman and CEO as well as Origen’s other executive officers, administers Origen’s incentive and equity based compensation plans and performs such other duties as may be delegated to it by the Board. Given the shortness of our fiscal year ended December 31, 2003, the Compensation Committee did not hold any formal meetings during that period. Instead the entire Board performed the function of the Compensation Committee during that period.

     In reviewing the compensation to be paid to Origen’s executive officers during the fiscal year ended December 31, 2003, the Committee and the Board sought to ensure that executive officers were rewarded for long term strategic management, for increasing Origen’s value for its stockholders, and for achieving internal goals established by the Board.

     The key components of executive officer compensation are salary, bonuses, restricted stock awards and stock option awards. Salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers in Origen, and compensation provided at competitive companies and companies of similar size. Bonuses, restricted stock awards and stock option awards are intended to reward exceptional performances. Benchmarks for determining base salary and bonus levels include strength of the balance sheet and creation of stockholder value. Restricted stock awards and stock option awards are also intended to increase an officer’s interest in Origen’s long-term success as measured by the market and book value of its Common Stock. Stock awards may be granted to officers and directors of Origen and its subsidiaries and to certain employees who have managerial or supervisory responsibilities under Origen’s 2003 Equity Incentive Plan. Stock awards may be stock options, stock appreciation rights, restricted share rights or any variation thereof.

     The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation of all executive officers. In addition, the Compensation Committee bases its decisions on the most recent publicly available compensation data for senior executive officers of comparable companies, as well as various compensation studies and surveys, to ensure that compensation packages are in line with our peer group and the manufactured home finance industry in general. While benchmarks and comparative market data are valuable tools to assist the Compensation Committee in setting reasonable and fair compensation for Origen’s executive officers, the stated philosophy of Origen’s executive compensation program is to recognize individual contributions to the performance of Origen and to create a link between the performance of Origen’s stock and executive compensation.

     CEO Compensation

     During the fiscal year ended December 31, 2003, Ronald A. Klein served in the capacity of Chief Executive Officer of Origen. As of October 8, 2003, Origen entered into an employment agreement with Mr. Klein which governed the salary and bonus paid to Mr. Klein during the fiscal year ended December 31, 2003. Pursuant to this employment agreement, Mr. Klein’s was paid a salary at an annual rate of $400,000. The Committee believes that Mr. Klein’s total compensation in 2003 was competitive with the appropriate level for his position, particularly in view of his performance.

Respectfully submitted,
Members of the Compensation Committee:
James A. Williams
Michael J. Wechsler
Richard H. Rogel

Employment Agreements

     We and Origen Financial L.L.C. have entered into employment arrangements with the executive officers named in the following table, pursuant to which Origen Financial L.L.C. pays the executives’ salaries. Each of our executives is also an officer of Origen Financial L.L.C. These employment agreements are for a three-year term and provide the following annual base salaries for the next three years:

	Twelve Months Ending	Twelve Months Ending	Twelve Months Ending
	October 7, 2004	October 7, 2005	October 7, 2006
Ronald A. Klein	$400,000	$425,000	$450,000
W. Anderson Geater, Jr.	205,000	215,000	225,000
J. Peter Scherer	205,000	215,000	225,000
Mark Landschulz	190,000	200,000	210,000

Each such employee will be prohibited from competing with us for a period of one year after termination of his employment under certain conditions. Each employee will also be prohibited from soliciting the employment of any of our other employees and diverting any business from us for a period of up to 12 months after termination of the employment agreement. Each of the employment agreements is for an initial term of three years, and will be automatically renewed for successive one-year terms unless otherwise terminated by us or the employee. Under the employment agreements, each employee will be entitled to a severance payment of one year’s salary upon a termination by us without cause, a termination by the executive for good reason, or the failure by us to renew the term of the contract. Each of the executive officers is eligible to receive a bonus payable in cash, equity or a combination of cash and equity, in an amount and in the form determined by the Compensation Committee in its discretion.

     Pursuant to Mr. Klein’s prior employment arrangement with Origen Financial L.L.C., he was entitled to a change of control payment in the amount of $600,000 upon our acquisition of Origen Financial L.L.C. in October 2003. Mr. Klein waived his rights to the payment in connection with the offering. In consideration for this waiver, we granted Mr. Klein a restricted stock award of 60,000 shares of our common stock, which vested on April 8, 2004. We have agreed to pay Mr. Klein a bonus payment of not less than $344,161 to cover the tax liability relating to the grant of restricted stock.

Outside Director Compensation

     Directors who are not employees of Origen are entitled to an annual retainer fee of $25,000, payable quarterly. We pay each non-employee director meeting fees of $1,000 per meeting attended in person and $500 per telephonic meeting. We also reimburse all costs and expenses of all directors for attending each meeting. In addition to their annual director’s fees, the Chairman of the Audit Committee receives an additional fee of $15,000 and the other members of the Audit Committee receive an annual fee of $5,000. Members of the Compensation Committee receive an annual committee fee of $5,000. For services during the fiscal year ended December 31, 2003, Messrs. Halpern and Wechsler each earned directors’ fees of $7,500, Mr. Rogel earned directors’ fees of $11,500, Mr. Shiffman earned directors’ fees of $6,250 and Mr. Williams earned directors’ fees of $8,750.

Stock Price Performance Graph

     Prior to May 6, 2004, Origen was not publicly traded and there was no public market for its securities. Therefore, no quoted market prices for Origen’s Common Stock are available for the year ended December 31, 2003. Because there were no quoted market prices for Origen’s Common Stock for the year ended December 31, 2003, information regarding cumulative total stockholder return on Origen’s Common Stock for that period, whether presented on a stand-alone basis or in a comparison with all issuers listed on the Nasdaq Stock Market or other indices, would not be meaningful.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires Origen’s directors and executive officers and persons who own more than 10% of Origen’s Common Stock to file reports of ownership and changes in ownership of Origen’s Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish Origen with copies of all Section 16(a) forms they file.

     Origen’s directors, officers and 10% stockholders were not subject to the requirements of Section 16 of the Exchange Act until May 5, 2004, the effective date of Origen’s initial public offering. Therefore, no Section 16(a) forms were filed for the year ended December 31, 2003. To present date, based solely on its review of the copies of Forms 3 furnished to Origen, or written representations from certain reporting persons that no such forms were required to be filed by such persons, Origen believes that all its directors, executive officers and greater than 10% stockholders complied with all filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 11, 2004, the shareholdings of: (a) each person known to Origen to be the beneficial owner of more than 5% of the Common Stock; (b) each director of Origen; (c) each Named Executive Officer; and (d) all executive officers and directors of Origen as a group, based upon information available to Origen.

     Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

	Amount and Nature	Percent of
	of Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership	Shares(1)
Ronald A. Klein(2)	205,833	*
27777 Franklin Road, Suite 1700
Southfield, MI 48034

Gary A. Shiffman(3)	6,031,666	24.0%
27777 Franklin Road, Suite 200
Southfield, MI 48034

Paul A. Halpern(4)	2,756,666	11.0%
2300 Harmon Road
Auburn Hills, MI 48326

Richard H. Rogel(5)	31,666	*
56 Rose Crown
Avon, CO 81260

Michael J. Wechsler(5)	6,666	*
625 Madison Avenue
New York, NY 10021

James A. Williams(5)	6,666	*
380 N. Old Woodward Ave, Suite 300
Birmingham, MI 48009

J. Peter Scherer(6)	40,000	*
27777 Franklin Road, Suite 1700
Southfield, MI 48034

W. Anderson Geater, Jr.(6)	40,000	*
27777 Franklin Road, Suite 1700
Southfield, MI 48034

Mark Landschulz(6)	40,000	*
27777 Franklin Road, Suite 1700
Southfield, MI 48034

	Amount and Nature	Percent of
	of Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership	Shares(1)
Benton Sergi(7)	16,666	*
27777 Franklin Road, Suite 1700
Southfield, MI 48034

Shiffman Origen LLC(8)	1,025,000	4.1%
27777 Franklin Road, Suite 200
Southfield, MI 48034

Sun OFI, LLC(9)	5,000,000	19.9%
27777 Franklin Road, Suite 200
Southfield, MI 48034

Woodward Holding, LLC(10)	2,750,000	10.9%
2300 Harmon Road
Auburn Hills, MI 48326

Hunter Global Investors, LP(11)	1,499,999	6.0%
350 Park Avenue, 11th Floor
New York, NY 10022

DB Structured Finance Americas, LLC	1,000,000	4.0%
60 Wall Street
New York, NY 10005

All directors and executive officers as a
group (10 persons)(12)	8,175,829	32.5%

*	Holdings represent less than 1% of all shares outstanding.

(1)	In accordance with SEC regulations, the percentage calculations are based on 25,118,400 shares of common stock issued and outstanding as of June 11, 2004, plus shares of common stock which may be acquired pursuant to options exercisable within 60 days of June 11, 2004 by each individual or entity listed.

(2)	Includes 8,333 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004.

(3)	Includes (i) 5,000,000 shares, which are held by an affiliate of Sun Communities which are attributed to Mr. Shiffman because he is the Chairman, President and Chief Executive Officer of Sun Communities, (ii) 1,025,000 shares held by Shiffman Origen LLC, and (iii) 1,666 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004. Mr. Shiffman indirectly beneficially owns approximately 9% of the shares held by Shiffman Origen LLC and does not have share voting or investment control over the shares held by this entity. Arthur A. Weiss is the sole manager of Shiffman Origen LLC and has sole share voting and investment control over the shares held by this entity. Mr. Shiffman disclaims beneficial ownership of the remaining 91% of the shares held by Shiffman Origen LLC.

(4)	Includes (i) 1,750,000 shares held by Woodward Holding, LLC, which are attributed to Mr. Halpern because he is its sole manager, (ii) 1,666 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004, and (iii) 1,000,000 shares subject to a currently exercisable option granted to Woodward Holding, LLC by Sun OFI, LLC.

(5)	Includes 1,666 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004.

(6)	Includes 5,000 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004.

(7)	Includes 4,166 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004.

(8)	Arthur A. Weiss is the sole manager of Shiffman Origen, LLC. Mr. Weiss has sole share voting and investment control over the shares held by Shiffman Origen, LLC. Mr. Weiss disclaims beneficial ownership of the shares held by this entity.

(9)	Sun OFI, LLC is an affiliate of Sun Communities, of which Mr. Shiffman is the Chairman, President and Chief Executive Officer. Mr. Shiffman is the sole manager of Sun OFI, LLC. Mr. Shiffman has sole share voting and investment control over the shares held by Sun OFI, LLC. Mr. Shiffman disclaims beneficial ownership of the shares held by Sun OFI, LLC.

(10)	Includes 1,000,000 shares subject to a currently exercisable option granted to Woodward Holding, LLC by Sun OFI, LLC. Mr. Halpern is the sole manager of Woodward Holding, LLC. Mr. Halpern has sole share voting and investment control over the shares held by Woodward Holding, LLC. Mr. Halpern disclaims beneficial ownership of the shares held by Woodward Holding, LLC.

(11)	Certain of these shares are held by entities affiliated with Hunter Global Investors, LP

(12)	Includes 35,829 shares of common stock which may be acquired pursuant to options exercisable within sixty days of June 11, 2004.

CERTAIN TRANSACTIONS

Our Formation

     We began operations on October 8, 2003 when we completed a private placement of $150 million of our common stock and acquired all of the equity interests of Origen Financial L.L.C. In connection with our formation and our October 2003 private placement, we entered into a contribution agreement pursuant to which we acquired all of the interests of Origen Financial L.L.C., from certain of our founders, including an affiliate of Sun Communities, Bingham, Woodward Holding, LLC, and Shiffman Family, LLC. These founders, severally, and not jointly, made representations and warranties to us regarding their:

•	organization and good standing;

•	non-violation of any other agreements;

•	authority to enter into and perform their obligations under the contribution agreement;

•	ownership of clear title to the membership interests contributed; and

•	non-payment of a brokerage or finder’s fee.

•	Bingham, alone, made a representation and warranty that its board of directors approved the transaction.

     None of the founders received any monetary consideration, nor did they receive any shares of our common stock, in exchange for their respective interests in Origen Financial L.L.C. Under the terms of the contribution agreement, no party is entitled to make any claim against any other party for indemnification arising from any breach of the contribution agreement.

     In February 2004, we completed a private placement of $10 million of our common stock to one institutional investor.

Relationships with Sun Communities

     Sun Communities owns approximately 20% of our outstanding common stock. Gary A. Shiffman, one of our directors, is a director, executive officer and shareholder of Sun Communities.

     We currently have the following business relationships with Sun Communities:

•	Remarketing Alliance Program. Sun Communities has agreed to provide us certain concessions on manufactured homes we repossess in its communities. These concessions include marketing and refurbishing assistance, rent abatement during the first 12 months the repossessed home is for sale and commission abatement with respect to repossessed manufactured homes sold under the program.

•	Home Buying Made Easy Program. Sun Communities has created a program to fill vacant sites in its communities under which purchasers of manufactured homes sold by an affiliate of Sun Communities are offered low-interest loans. We originate and service the loans made through this program. Interest rates charged to the borrower are below our published rates. However, to the extent we may purchase or own these loans Sun Communities will pay us the interest differential between our published rate at origination and the rate paid by the borrower.

•	Guaranty of Licensing Bonds. Sun Communities has guaranteed our obligations to certain insurance companies in connection with the issuance to us by those companies of bonds and undertakings required by various state licensing authorities as a condition to the issuance of certain of our licenses. Our aggregate potential obligations under these bonds is approximately $5.0 million.

•	Loan Servicing. We currently service approximately $10.2 million in principal amount of manufactured home loans for Sun Communities. Sun Communities pays us annual servicing fees at rates ranging from 1.00% to 1.50%.

     In addition, Origen Financial L.L.C. and we previously entered into the following business relationships with Sun Communities and its affiliates. All of these transactions and relationships have been completed or terminated.

•	Capital Investment in Origen Financial, Inc. As part of our October 2003 private placement, an affiliate of Sun Communities purchased 5,000,000 shares of our common stock at a price per share equal to the offering price to other investors in the offering.

•	Contribution of Origen Financial L.L.C. Interest. An affiliate of Sun Communities contributed its membership interest and warrants to purchase membership interests in Origen Financial L.L.C. to us in connection with our formation and the October 2003 private placement. This entity did not receive any shares of our common stock for the contribution of its membership interest and warrants.

•	Loans to Origen Financial L.L.C. Sun Home Services, Inc. (“Sun Home Services”), Woodward Holding, LLC and the Milton M. Shiffman Spouse’s Marital Trust (the “Shiffman Trust”) provided financing to Origen Financial L.L.C. Mr. Shiffman and the Estate of Milton M. Shiffman collectively own stock in Sun Home Services representing 5% of the economic interest in Sun Home Services; Sun Communities is the beneficial owner of the remainder of the Sun Home Services stock. Mr. Shiffman and members of his family are beneficiaries of the Shiffman Trust. The financing provided consisted of a $48.0 million standby line of credit and a $10.0 million term loan, each bearing interest at a per annum rate equal to 700 basis points over LIBOR, with a minimum interest rate of 11% and a maximum interest rate of 15% (collectively, the “Sun Loan Facility”). In connection with the Sun Loan Facility, Origen Financial L.L.C. granted to Sun Home Services warrants to purchase 550,000 membership units of Origen Financial L.L.C., to Woodward Holding warrants to purchase 400,000 membership units and to the Shiffman Trust warrants to purchase 50,000 membership units. The exercise price of the warrants was $0.01 per unit. The warrants were contributed to us and cancelled in connection with our October 2003 private placement. The Sun Loan Facility was collateralized by a security interest in Origen Financial L.L.C.’s assets, which was subordinate in all respects to Origen Financial L.L.C.’s institutional indebtedness, and a guaranty and pledge of assets by Bingham.

Under a participation agreement, Sun Home Services, Woodward Holding, LLC and the Shiffman Trust committed to lend the following amounts:

	Total
Lender	Committed Amount
Sun Home Services	$35.5	million
Woodward Holding, LLC	$20.0	million
Shiffman Trust	$2.5	million

On October 8, 2003, we repaid the entire principal balance of $55.5 million and all interest owing under the Sun Loan Facility and the facility was terminated.

•	Purchases of Manufactured Home Loans. In June 2003, Origen Financial L.L.C. and Sun Home Services entered into a master loan purchase agreement under which Sun Home Services from time to time could purchase from Origen Financial L.L.C. manufactured home loans at a purchase price equal to the book value of the loans (the “Sun Purchase Price”), plus accrued and unpaid interest on the loans. From June through September 2003, Sun Home Services purchased an aggregate of approximately $74.1 million in principal amount of manufactured home loans from Origen Financial L.L.C. under the master loan purchase agreement, all at the Sun Purchase Price. In a series of several transactions from June 2003 through February 2004, Sun Home Services sold back to Origen Financial L.L.C. an aggregate of approximately $74.3 million in principal amount of the manufactured home loans. Approximately $73.0 million of these loans were previously purchased by Sun Home Services under the master loan purchase agreement and the remaining $1.3 million of these loans were made under the Home Buying Made Easy Program described above. The purchase price for each such repurchase was equal to 100.10% of the Sun Purchase Price plus accrued and unpaid interest on the loans. Origen Financial L.L.C. paid approximately $13.1 million of this aggregate purchase price to Sun Home Services by causing Origen Securitization Company, LLC, Origen Financial L.L.C.’s special purpose entity that holds residual securitization interests, to issue preferred equity interests in itself to Sun Home Services. In addition, on September 30, 2003, Origen Financial L.L.C. assigned to Sun Home Services its right to receive approximately $7.4 million in preferred equity interests of Origen Securitization Company, LLC in partial satisfaction of indebtedness owing under the Sun Loan Facility, which interests Origen Securitization Company, LLC issued directly to Sun Home Services. See “—Origen Securitization Company

Investment.” On October 8, 2003, the master loan purchase agreement was terminated.

•	Origen Securitization Company Investment. In a series of three transactions from June through September 2003, Sun Home Services invested in preferred membership interests of Origen Securitization Company, LLC. The preferred interests accrued a distribution preference of 11.0% per annum on the net capital contributions of the member holding the preferred interests. Origen Securitization Company, LLC issued the preferred interests to Sun Home Services as consideration for its contribution of capital to Origen Securitization Company, LLC in connection with our securitization financing arrangement with Citigroup. On October 8, 2003, we redeemed all of the preferred interests, including those of Sun Home Services. In consideration of the redemption, we paid Sun Home Services approximately $20.8 million, which represented the net capital contributions of Sun Home Services plus the accrued but unpaid distribution preferences with respect to those interests.

Relationships with Mr. Shiffman

     In addition to the transactions with Sun Communities described above, we currently have the following business relationships with Mr. Shiffman and his affiliates:

•	Guaranty of Securitization Obligations. In connection with our securitization financing arrangement with Citigroup (see “Risk Factors — Risks Related to our Business — We may not have access to capital to meet our anticipated needs, including our distribution obligations”), Mr. Shiffman and William M. Davidson, the owner of Woodward Holding, LLC, have personally guaranteed certain of our obligations under the arrangement. Their guaranty is limited to $10.5 million.

•	Related Party Lease. Our executive offices are located in approximately 20,000 square feet of leased space at 27777 Franklin Road, Suite 1700, Southfield, Michigan 48034. We lease our executive offices from an entity in which Mr. Shiffman and certain of his affiliates beneficially own approximately a 21% interest. The lease, which terminates on March 31, 2008, provides for monthly rent of approximately $32,000. If no event of default exists and no default existed within a period of one year prior to notification of our intent to renew, we have the right to extend the initial term of the lease for two three year terms. The base rent for the option terms will be calculated at 95% of the then prevailing market rates for comparable renewal space, but in any event not less than the base rate payable at the end of the current term of the lease.

     In addition, Origen Financial L.L.C. and we previously entered into the following business relationships with Mr. Shiffman and his affiliates. All of these transactions and relationships have been completed or terminated.

•	Capital Investment in Origen Financial, Inc. As part of our October 2003 private placement, an affiliate of Mr. Shiffman and his family purchased 1,025,000 shares of our common stock at a price per share equal to the offering price to other investors in the offering.

•	Contribution of Origen Financial L.L.C. Interest. An affiliate of Mr. Shiffman and his family contributed its membership interest and warrants to purchase membership interests in Origen Financial L.L.C. to us in connection with our formation and the October 2003 private placement. This entity did not receive any shares of our common stock for the contribution of its membership interests and warrants.

•	Loans to Origen Financial L.L.C. The Shiffman Trust (of which Mr. Shiffman and members of his family are beneficiaries) was a participating lender in the Sun Loan Facility. See “— Relationships with Sun Communities — Loans to Origen Financial L.L.C.”

•	Purchase of Manufactured Home Loans. On October 8, 2003, we purchased manufactured home loans with an aggregate principal balance of approximately $1.7 million from MHFC, Inc., of which Mr. Shiffman is the sole beneficial owner. The purchase price was equal to the aggregate principal balance of the loans, plus all accrued but unpaid interest.

•	Origen Securitization Company Investment. In March 2003, two affiliates of Mr. Shiffman and his family invested in preferred membership interests of Origen Securitization Company, LLC. On October 8, 2003, we redeemed all of the preferred interests, including those of Mr. Shiffman’s affiliates. In consideration of the redemption, we paid Mr. Shiffman’s affiliates a total of approximately $14.4 million, which represented their collective net capital contributions plus the accrued but unpaid distribution preferences with respect to those interests. See “— Relationships with Sun Communities —Origen Securitization Company Investment.”

Relationships with Mr. Klein

     In addition to the transactions with Bingham described below, we currently lease our executive offices in Southfield, Michigan from an entity in which Mr. Klein and certain of his affiliates beneficially own an approximate 1% interest. See “— Relationships with Mr. Shiffman — Related Party Lease.” In addition, as part of our October 2003 private placement, Mr. Klein purchased 50,000 shares of our common stock at a price per share equal to the offering price to other investors in the offering.

Relationships with Woodward Holding, LLC and Its Affiliates

     Woodward Holding, LLC owns approximately 11% of our outstanding common stock. Paul A. Halpern, our Chairman, is the manager of Woodward Holding, LLC, 100% of which is owned by William M. Davidson.

     We currently have the following business relationships with Mr. Davidson:

•	Guaranty of Securitization Obligations. Mr. Davidson has personally guaranteed certain of our obligations under our securitization arrangement with Citigroup. See “— Relationships with Mr. Shiffman — Guaranty of Securitization Obligations.”

•	Related Party Lease. We lease our executive offices in Southfield, Michigan from an entity in which Mr. Davidson beneficially owns a 25% interest. See “— Relationships with Mr. Shiffman — Related Party Lease.”

     In addition, Origen Financial L.L.C. and we previously entered into the following business relationships with Woodward Holding, LLC. All of these transactions and relationships have been completed or terminated.

•	Capital Investment in Origen Financial, Inc. As part of our October 2003 private placement, Woodward Holding, LLC purchased 1,750,000 shares of our common stock at a price per share equal to the offering price to other investors in the offering.

•	Contribution of Origen Financial L.L.C. Interest. Woodward Holding, LLC contributed its membership interest and warrants to purchase membership interests in Origen Financial L.L.C. to us in connection with our formation and the October 2003 private placement. Woodward Holding, LLC did not receive any shares of our common stock for the contribution of its membership interests and warrants.

•	Loans to Origen Financial L.L.C. Woodward Holding, LLC was a participating lender in the Sun Loan Facility. See “— Relationships with Sun Communities — Loans to Origen Financial L.L.C.”

Relationships with Mr. Rogel

     As part of our October 2003 private placement, Richard H. Rogel, one of our directors, purchased 25,000 shares of common stock at a price per share equal to the offering price to other investors in the offering.

Relationships with Bingham Financial Services Corporation

     Mr. Klein is a director and the President and Chief Executive Officer of Bingham. Messrs. Klein and Shiffman are shareholders of Bingham.

     Origen Financial L.L.C. and we previously entered into the following business relationships with Bingham. All of these transactions and relationships have been completed or terminated.

•	Contribution of Origen Financial L.L.C. Interest. Bingham contributed its membership interest in Origen Financial L.L.C. to us in connection with our formation and the October 2003 private placement. Bingham did not receive any shares of our common stock for the contribution of its membership interests.

•	Loan to Origen Financial L.L.C. In 2003, Bingham made a loan to Origen Financial L.L.C. in the principal amount of approximately $725,000, bearing interest at an annual rate of 11.0%. Origen Financial L.L.C. repaid this loan in full in August 2003. The loan was used for general working capital purposes.

•	Guaranty of Sun Loan Facility. Bingham guaranteed the Sun Loan Facility. The guaranty was secured by a pledge of all of Bingham’s assets. Bingham’s guaranty was terminated upon the repayment of the Sun Loan Facility. See “— Relationships with Sun Communities — Loans to Origen Financial L.L.C.”

GENERAL INFORMATION

Independent Public Accountants

     Grant Thornton, LLP has served as Origen’s independent public accountants since our formation in October 2003. Representatives of Grant Thornton, LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Audit Committee has selected Grant Thornton, LLP to serve as Origen’s independent auditors for 2004.

     Aggregate fees for professional services rendered by Grant Thornton, LLP, Origen’s independent auditors, for the fiscal year ended December 31, 2003 were as follows:

•	Audit Fees: For professional services rendered for the audit of Origen’s 2003 financial statements and the reviews of the quarterly financial statements - $221,385;

•	Audit-Related Fees: For professional services rendered for accounting assistance for new accounting standards and potential transactions - $144,660;

•	Tax Fees: $57,401; and

•	All Other Fees: $5,000.

Other Matters

     Management knows of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Meeting. However, if any other matters do properly come before the Annual Meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters, including the election of a director or directors other than those named in this proxy statement should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the meeting.

     Stockholders are requested to date, sign and return the enclosed proxy in the enclosed postage-paid envelope. So that the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting may be assured, prompt execution and return of the proxy is requested.

By Order of the Board of Directors

W. Anderson Geater, Jr.
Secretary

Dated: June 23, 2004

Appendix A

AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER
OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF
ORIGEN FINANCIAL, INC.

January 2004

I. Purpose

     The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities include: (a) monitoring (1) the integrity of the financial statements of Origen Financial, Inc. (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and its independent auditors, (4) the compliance by the Company with legal and regulatory requirements, (b) preparing the report required to be included annually in the Company’s proxy statement as required by the Securities and Exchange Commission (the “SEC”), (c) providing an avenue of communication among the independent auditor, management and the Board, and (d) review and approve all related party transactions.

II. Committee Membership

     The Audit Committee shall consist of no fewer than three (3) members, each of whom shall be a member of the Board, and shall otherwise be independent, provided however that one non-independent member may serve on the Audit Committee under exceptional and limited circumstances. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq National Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “SOX Act”), and the rules and regulations of the SEC, as are applicable, as may be interpreted by the Board in its business judgment. No Audit Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flow. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The members of the Audit Committee shall be elected by the Board, following recommendation of the Nominating and Governance Committee, and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Audit Committee members may be removed by the Board at any time with or without cause. Unless a Chair is elected by the Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

III. Meetings

     The Audit Committee shall meet as often as it determines, but not less frequently than once per fiscal quarter. The Audit Committee shall meet separately, periodically, with the Company’s management, its Chief Financial Officer and controller, and with the Company’s independent auditor. Additionally, the Audit Committee may request that any officer or employee of the Company, the Company’s outside counsel, or the independent auditor attend a meeting of the Audit Committee, or meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall report regularly to the Board and shall keep minutes of each meeting held.

IV. Committee Authority and Responsibilities

     A. The Board of Director delegates to the Audit Committee the express responsibility and authority to do the following:

1.	The Audit Committee shall have the sole authority and responsibility to select, evaluate and, when warranted, replace the Company’s independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

2.	The Audit Committee shall have the authority to approve in advance all audit services to be provided by the independent auditor. An audit service within the scope of the engagement approved by the Audit Committee shall be deemed to be approved in advance.

3.

a)	The Audit Committee shall have the authority to review and approve all engagements of the independent auditor to provide permitted non-audit services that the Audit Committee determines do not impair the independence of the auditor, either by: (i) pre-approving all permitted non-audit services (including the fees and terms thereof), subject to the de minimis exceptions for non-audit services described in Section 10A(i) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit, or (ii) developing, implementing and overseeing policies and procedures for the engagement of the independent auditor to perform permitted non-audit services based on pre-approved fee levels or budgeted amounts, which policies and procedures shall be reviewed and adjusted annually.

b)	A permitted non-audit service shall not include any of the following:

i)	Bookkeeping or other services related to the accounting records or financial statements of the Company;

ii)	Financial information systems design and implementation;

iii)	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

iv)	Actuarial services;

v)	Internal audit outsourcing services;

vi)	Management services or human resources;

vii)	Broker or dealer, investment adviser or investment banking services;

viii)	Legal services and expert services unrelated to the audit; and

ix)	Any other service that is deemed impermissible by rule or regulation of the SEC or the Public Company Accounting Oversight Board.

The independent auditor is prohibited from providing any of services listed in this Section 3(b) to the Company.

4.	In discharging its oversight role, the Audit Committee has the power to conduct or to authorize investigations into any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, including the independent auditor. The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities.

5.	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors, at the expense of the Company.

6.	The Audit Committee shall have the authority to establish procedures to receive and address complaints regarding the Company’s accounting and audit-related matters.

     B. In connection with implementing the authority granted to the Audit Committee herein, the Audit Committee shall have the responsibility and duty, to the extent the Audit Committee deems necessary or appropriate, to:

1.	Financial Statement and Disclosure Matters

a)	Review and discuss with management and the independent auditor the annual consolidated financial statements of the Company, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and the results of the independent auditor’s audit of the financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b)	Review and discuss with management and the independent auditor the Company’s quarterly consolidated financial statements prior to the filing of its Form 10-Q, including the disclosures made in MD&A, the results of the independent auditor’s review of the quarterly financial statements, and recommend to the Board whether the financial statements should be included in the Company’s Form 10-Q.

c)	Discuss with management and the independent auditor significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

•	any significant changes in the Company’s selection or application of accounting principles;

•	any off-balance sheet structures or transactions, their effect on the financial statements of the Company, and the adequacy of the disclosure of such off-balance sheet transactions or structures;

•	the effect of the use of alternative GAAP measures on the financial statements, and the adequacy of the disclosures made in relation thereto;

•	any complex or unusual transactions, or other areas requiring the application of judgments or estimations by management in the preparation of the Company’s financial statements;

•	any major issues, significant deficiencies or material weaknesses as to the adequacy or effectiveness of the Company’s internal control over financial reporting or the Company’s disclosure controls and procedures;

•	any changes or corrective action adopted in light of any problems, material weaknesses, or significant deficiencies in the Company’s internal control over financial reporting or the Company’s disclosure controls and procedures.

d)	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or other non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

e)	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures,

including the Company’s risk assessment and risk management policies.

f)	On an annual basis, discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

g)	Review and discuss the disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during the preparation of their certification for the Form 10-K and Forms 10-Q as to any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting, and any fraud involving management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

h)	The Audit Committee shall report to the Company’s shareholders annually by preparing the report required under SEC rules and regulations to be included in the Company’s annual proxy statement.

2.	Oversight of the Company’s Relationship with the Independent Auditor

a)	Appoint, subject to shareholder ratification, the Company’s independent auditor.

b)	Approve the compensation to be paid to the independent auditor for audit services and permissible non-audit services.

c)	Review and approve the terms of the engagement of the independent auditor, the scope of its audit, and personnel qualifications.

d)	Approve in advance all audit services to be provided by the independent auditor (an audit service within the scope of the engagement approved by the Audit Committee shall be deemed approved in advance), and review and approve all engagements of the independent auditor to provide permissible non-audit services, either in advance of the provision of such services, or pursuant to the policies and procedures developed by the Audit Committee in respect of such services.

e)	Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management, the Chief Financial Officer and controller.

f)	Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditor are rotated at least every five years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

g)	Review and evaluate the lead partner of the independent auditor team.

h)	Develop policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

i)	Obtain and review a report from the independent auditor at least annually regarding:

•	the independent auditor’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the independent auditor;

•	any steps taken to deal with any such issues; and

•	all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1.

Upon review of this report, the Audit Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The Audit Committee shall present a copy of this report to the Board.

j)	Review and discuss reports from the independent auditor on:

•	All critical accounting policies and practices to be used;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

k)	Discuss with the independent auditor issues raised by management as to audit quality and consistency.

3. Oversight of the Company’s Internal Control and Internal Audit Function

a)	Review and discuss with management and the independent auditor the adequacy and effectiveness of the Company’s internal controls over financial reporting, and any recommendations of the Company’s internal audit department or the independent auditor.

b)	Review with the Company’s Chief Executive Officer and Chief Financial Officer the results of their evaluation of the effectiveness of the Company’s internal control over financial reporting and the internal control report prepared by management in connection with the Company’s Form 10-K, pursuant to the SOX Act, the Exchange Act, and the rules and regulations promulgated thereunder;

c)	Discuss with the independent auditor, any issues or concerns raised by the evaluation or the internal control report described in paragraph 3(b) above, which may affect the independent auditor’s attestation report on management’s internal control over financial reporting.

d)	At least annually, discuss with the Company’s management and independent auditor the procedures, responsibilities, activities, staffing, and organizational structure of the Company’s internal audit function, or the equivalent internal structure which implements the Company’s internal control over financial reporting, and any recommendations in connection therewith.

e)	Review and discuss policies with respect to risk assessment and risk management periodically with management, internal auditors and the independent auditor, and the Company’s plans or processes to monitor, control and minimize risk and exposures.

f)	Review and approve all transactions between the Company and its officers and directors that would be required to be disclosed under Item 404 of Regulation S-K.

4.	Compliance Oversight Responsibilities

a)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

b)	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

c)	Discuss with the Company’s outside counsel any legal matters, including material litigation that may have a material impact on the financial statements or the Company’s compliance policies.

d)	Conduct or authorize investigations into any matters within the scope of the Audit Committee’s responsibilities. The Audit Committee shall have unrestricted access to Company employees, independent auditors, internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditor to attend meetings of the Audit Committee or to meet with any member or representative of the Audit Committee.

e)	Report regularly to the Board about Audit Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditor, and the performance of the Company’s internal audit function.

f)	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

g)	The Audit Committee shall perform other activities related to this Charter and the authority and responsibility delegated to the Audit Committee herein, as may be requested by the Board from time to time.

h)	The Audit Committee shall annually review the Audit Committee’s own performance.

V. Limitation of Audit Committee’s Role

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

VI. Funding

     The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of: (a) compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services or any permitted non-audit services approved pursuant to Section IV(A)(4) above, (b) compensation to any advisors retained by the Audit Committee, and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

ORIGEN FINANCIAL, INC.
AUDIT COMMITTEE GUIDELINES

Committee Membership

The Audit Committee shall consist of no fewer than three (3) members, each of whom shall be a member of the Board of Directors (the “Board”) and shall be independent.

Independence of Directors

An “independent director” means a person other than an officer or employee of Origen Financial, Inc. (the “Company”) or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The names of the directors whom the Board has determined to be independent must be disclosed in the Company’s annual proxy statement or annual report.

Nasdaq Independence Provisions
Rule 4200

•	Employee: A director who is, or at any time during the past three years was, employed by the Company, would not be deemed “independent.”

•	Payments: A director who accepts, or has a Family Member (as defined below) who accepts any payments from the Company in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than (i) compensation for Board or Board committee service; (ii) payments arising solely from investments in the Company’s securities; (iii) compensation paid to a Family Member who is a non-executive employee of the Company; (iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or (v) loans permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),would not be deemed “independent.”

•	Family Member of Executive Officer: A director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer, would not be deemed “independent.”

•	Business Relationship: A director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs, would not be deemed “independent.”

•	Interlocking Directorate: A director who is employed, or has a Family Member who is, employed as an executive officer of another entity at any time during the past three years where any of the executive officers of the Company serves on the compensation committee of such other entity, would not be deemed “independent.”

•	Auditor: A director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years, would not be deemed “independent.”

Appointment of Non-Independent Committee Member

One director who is not independent as defined in NASD Rule 4200 and meets the criteria set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder, and is not a current officer or employee of the Company or a Family Member of such person, may be appointed to the audit committee if the Board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the next annual proxy statement or annual report subsequent to such determination, the nature of the relationship and the reasons for that determination. A member appointed under this exception is not permitted to serve longer than two years and is not be permitted to chair the audit committee.

* “Family Member” includes a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

** For purposes of the above NASD independence provisions, references to the Company include any parent or subsidiary of the Company.

*** The three year look-back periods referenced in the “Employee,” “Family Member of Executive Officer,” and “Interlocking Directorate Auditor’ provisions above commence on the date the relationship ceases. For example, a director employed by the Company is not independent until three years after such employment terminates.

ANNUAL MEETING OF STOCKHOLDERS OF

ORIGEN FINANCIAL, INC.

July 22, 2004

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-or-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
-or-
INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided. If you are not voting via telephone or the Internet.â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:					2.	The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.
NOMINEES:
☐	FOR ALL NOMINEES	¡	Ronald A. Klein
		¡	Paul A. Halpern
☐	WITHHOLD AUTHORITY	¡	Gary A. Shiffman		The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated June 23, 2004.
	FOR ALL NOMINEES	¡	Richard H. Rogel
		¡	James A. Williams
☐	FOR ALL EXCEPT (See instructions below)	¡	Michael J. Wechsler		The giving of this Proxy does not affect the right of the undersigned stockholder to vote in person should the undersigned stockholder attend the Annual Meeting. This Proxy may be revoked at any time before it is voted.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ORIGEN FINANCIAL, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are issues related to the management and operation of the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then, sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders on July 22, 2004.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Origen Financial, Inc.

ORIGEN FINANCIAL, INC.

27777 Franklin Road, Suite 1700
Southfield, Michigan 48034

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 22, 2004

     The undersigned hereby appoints Ronald A. Klein and W. Anderson Geater, Jr., or either of them, as attorneys and proxies of the undersigned stockholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Origen Financial, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held at the Birmingham Community House, 380 South Bates, Birmingham, Michigan 48009, on Thursday, July 22, 2004, and at any adjournments thereof.

(Continued and to be signed on the reverse side)

COMMENTS: